Exhibit 21.1

JACKSON FINANCIAL INC.

SUBSIDIARIES OF THE REGISTRANT

Legal Name	State or Jurisdiction of Incorporation or Organization

Allied Life Brokerage Agency, Inc.	Iowa

Brier Capital LLC	Michigan

Brooke Life Insurance Company	Michigan

Hermitage Management, LLC	Michigan

Jackson Charitable Foundation, Inc.	Michigan

Jackson Finance LLC	Michigan

Jackson Holdings LLC	Delaware

Jackson National Asset Management, LLC	Michigan

Jackson National Life (Bermuda) Ltd.	Bermuda

Jackson National Life Distributors LLC	Delaware

Jackson National Life Insurance Agency, LLC	Delaware

Jackson National Life Insurance Company	Michigan

Jackson National Life Insurance Company of New York	New York

Mission Plans of America, Inc.	Texas

National Planning Holdings LLC	Delaware

Old Hickory Fund I, LLC	Delaware

PGDS (US ONE) LLC	Delaware

PPM America, Inc	Delaware

PPM America Capital Partners III, LLC	Delaware

PPM America Capital Partners IV, LLC	Delaware

PPM America Capital Partners V, LLC	Delaware

PPM America Capital Partners VI, LLC	Delaware

PPM America Capital Partners VII, LLC	Delaware

PPM America Private Equity Fund III LP	Delaware

PPM America Private Equity Fund IV LP	Delaware

PPM America Private Equity Fund V LP	Delaware

PPM America Private Equity Fund VI LP	Delaware

PPM America Private Equity Fund VII LP	Delaware

PPM CLO 3, LLC	Delaware

PPM CLO 4, LLC	Delaware

PPM CLO 3 Ltd.	Cayman Islands

PPM CLO 4 Ltd.	Cayman Islands

PPM CLO 2018-1, LLC	Delaware

PPM CLO 2018-1 Ltd	Cayman Islands

PPM Funds	Massachusetts

PPM Holdings, Inc	Delaware

PPM Loan Management Company, LLC	Delaware

PPM Loan Management Holding Company, LLC	Delaware

REALIC of Jacksonville Plans, Inc.	Texas

ROP, Inc.	Delaware

Squire Capital I LLC	Michigan

Squire Capital II LLC	Michigan

Squire Reassurance Company II, Inc.	Michigan

Squire Reassurance Company LLC	Michigan

VFL International Life Company SPC. Ltd.	Cayman Islands

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